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                                                                    Exhibit 17.3



Date:    July 25, 2007

Brian Bonar
Chairman & CEO
Dalrada Financial Corp.
9449 Balboa Avenue
Suite 210
San Diego, CA 92123

Dear Brian:

Effective immediately, at the request of Management, I hereby resign as a Director of Dalrada Financial pursuant to a proposed funding and management agreement which requires slots be available for new directors to be appointed.


Sincerely,

/s/ Robert T. Baker
--------------------
    Robert T. Baker